Exhibit 10.3

EMPLOYMENT AGREEMENT BETWEEN ASAHI TEC CORPORATION AND THOMAS AMATO

This Agreement is made by and between Asahi Tec Corporation, a Japanese corporation (“Company”), and Thomas A. Amato (“Executive”), effective as of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of August 31, 2006, among Company, Argon Acquisition Corp. and Metaldyne Corporation (“Metaldyne”) (the “Merger Agreement”)) (hereinafter, the “Effective Date”). This Agreement replaces and supercedes the Employment Agreement between Metaldyne and Executive with an Effective Date of September 1, 2001, as amended effective as of September 10, 2004 (as so amended, the “Original Employment Agreement”). In order to induce Executive to be employed as described herein, Company enters into this Agreement with Executive to set out the terms and conditions that will apply to Executive’s employment. Executive is willing to accept such employment and assignment and to perform services on the terms and conditions hereinafter set forth. It is therefore hereby agreed by and between the parties as follows:

SECTION 1.   Employment. (a) Company agrees to (i) employ Executive, and shall appoint Executive, as a Business Development Officer (for clarification, such position shall be shikko-yaku (executive officer) under the Japanese Corporation Act), (ii) cause Metaldyne to continue to employ Executive as its Executive Vice President of Commercial Operations and (iii) appoint Executive as a director of Company, subject to shareholder approval. In his capacity as Business Development Officer of Company, Executive shall have duties commensurate with his position as directed from time to time by the Co-Chairmen of Company (the “Chairmen”) and shall report to the Chairmen. In his capacity as Executive Vice President of Commercial Operations of Metaldyne, Executive shall have duties commensurate with his position as directed from time to time by the Chief Executive Officer of Metaldyne (the “Metaldyne CEO”) and shall report to the Metaldyne CEO. Executive accepts employment in accordance with this Agreement and agrees to devote his full business time and efforts to the performance of his duties and responsibilities hereunder, subject at all times to review and control of the Chairmen and the Metaldyne CEO, as applicable. During the Term of Employment (as defined below), Executive also agrees to serve, if elected, as an officer or director, or both, of Company or any subsidiary, limited liability company or other business entity of which Company or Metaldyne holds at least a fifty percent (50%) ownership interest, without the payment of any additional compensation therefor, provided that if Executive serves as an officer or director of Company or any such subsidiary, limited liability company or other business entity, Executive shall be entitled to the same director and officer liability protections as the other officers or directors, as applicable, of Company or such subsidiary, limited liability company or other business entity.

(b)   Nothing in this Agreement shall preclude Executive from engaging in charitable and community affairs, from managing any passive investment (i.e., an investment with respect to which Executive is in no way involved with the management or operation of the entity in which Executive has invested) made by him in publicly traded equity securities or other property (provided that no such investment may exceed five percent (5%) of the equity of any entity, without the prior approval of the Board of Directors of Company (the “Board”)) or from serving, subject to the prior approval of the Board, as a member of boards of directors or as a trustee of any other corporation, association or entity, to the extent that any of the above activities do not conflict with any provision of this Agreement.

(c)   During the Term of Employment, Executive’s principal place of employment shall be at such location or locations as determined from time to time by agreement of the Chairmen and Executive, consistent with the needs of Company and Metaldyne and as required in connection with the performance of Executive’s duties and responsibilities hereunder; provided that Executive may be required to spend up to 50% of his business time in Japan as required in connection with the performance of his duties and responsibilities; provided, however, that Executive shall not be required to establish a permanent residence in Japan unless otherwise mutually agreed by Company and Executive. Executive acknowledges that his duties and responsibilities hereunder shall require him to travel on business, including to Japan, to the extent necessary to perform such duties and responsibilities.

(d)   Effective as of the Effective Time, this Agreement shall become effective and the parties hereto shall be bound hereby and the Original Employment Agreement shall terminate and have no further force or effect. Without limiting the generality of the foregoing, Executive shall not be entitled to, and Company and Metaldyne shall have no obligation to provide, any payments, benefits, gross-ups or other entitlements pursuant to Sections 6(d) or 8 of the Original Employment Agreement.

(e)   For the avoidance of doubt, Executive acknowledges and agrees that, during the Term of Employment, he is not an “employee” of the Company for purposes of the Labor Standard Law of Japan and as such he does not have the rights of an “employee” for purposes of the Labor Standard Law of Japan.

SECTION 2.   Term of Employment. The term of Executive’s employment under this Agreement (“Term of Employment”) shall commence on the Effective Date and, subject to the terms hereof, shall terminate on the earlier of the fifth anniversary of the Effective Date (“Initial Period”) and the date that either party terminates Executive’s employment under this Agreement; provided that the Term of Employment shall automatically renew on the fifth anniversary of the Effective Date and on each subsequent anniversary thereof for one year (“Renewal Period”), unless either party terminates Executive’s employment or Company delivers to Executive or Executive delivers to Company written notice at least 180 days in advance of the expiration of the Initial Period or any Renewal Period that the Term of Employment shall not be extended, in which case the Term of Employment shall end at the end of the Initial Period or the Renewal Period in which such notice was delivered and shall not be further extended except by written agreement of Company and Executive. The expiration of the Term of Employment under this Agreement shall not be a termination of this Agreement to the extent that other provisions of this Agreement by their terms survive the Term of Employment. At the expiration of the Term of Employment, Executive shall resign from all employment and director positions with Company, Metaldyne and their subsidiaries and affiliates, unless otherwise requested by Company.

SECTION 3.   Compensation.

(a)   Salary. As of the Effective Date, Company or Metaldyne shall pay Executive, for all services rendered hereunder, at the rate of Three Hundred Fifty-seven Thousand Five Hundred Dollars ($357,500) per annum (“Base Salary”). Base Salary shall be payable in accordance with the ordinary payroll practices of Company and shall be subject to all applicable federal, state and local withholding and reporting requirements.

(b)   Metaldyne Annual Value Creation Plan (“AVCP”). During the Term of Employment, Executive shall continue to be eligible to participate in the AVCP, a copy of which has been provided to Executive, subject to all the terms and conditions of such plan, as such plan may be modified from time to time. For purposes of the 2006 AVCP, Executive’s award shall be subject to the terms of any communication previously provided by Metaldyne to Executive regarding Executive’s participation in the AVCP. For purposes of the AVCP for Company’s subsequent fiscal years, Executive’s target bonus opportunity shall be 60% of Base Salary, which shall be payable based on achievement of a consolidated business plan that reflects both Company’s and Metaldyne’s performance, subject to such other terms and conditions as the Board may establish from time to time.

(c)   Special Bonus. On the Effective Date, Company shall pay Executive a one-time bonus consisting of (i) $400,000 in cash and (ii) a number of fully vested shares of common stock of Company with an aggregate value of $400,000, based on the Purchase Price (as defined in the Parent Stock Purchase Agreement (as defined in the Merger Agreement)). Executive shall be responsible for the payment of all taxes required to be deducted or withheld or otherwise paid with respect to such bonus.

SECTION 4.   Employee Benefits.

(a)   Employee Retirement Benefit Programs, Welfare Benefit Programs, Plans and Practices. Company and Metaldyne shall provide Executive with retirement and welfare benefits that are commensurate with current levels.

(b)   Vacation. During the Term of Employment, Executive shall be entitled to twenty (20) business days of paid vacation each calendar year, which shall be taken at such times as are consistent with Executive’s responsibilities hereunder. Vacation days shall be subject to Company’s and Metaldyne’s general policies regarding vacation days, as such policies may be modified from time to time.

(c)   Executive Vehicle Program. During Metaldyne’s 2006 fiscal year and, subject to review and approval by the Compensation Committee of the Board (the “Compensation Committee”), during the remainder of the Term of Employment, Executive shall be entitled to participate in Metaldyne’s Executive Vehicle Program, as such program exists on the date of this Agreement. Executive acknowledges that some portion of his personal use of the automobile will represent additional personal income to him and will be reported to him as such.

(d)   Stock Options. All stock options with respect to Metaldyne stock that Executive holds as of the Effective Date shall be treated in the manner provided in the Merger Agreement; provided that Executive acknowledges and agrees that (i) each of his Metaldyne Options will, in accordance with the Merger Agreement and the terms of the 2001 Long Term Equity Incentive Plan, be converted on the Effective Date into a right to receive the excess, if any, of the Common Merger Consideration (as defined in the Merger Agreement) over the exercise price per share of Metaldyne common stock subject to such Metaldyne Option, and (ii) both before and after the adjustment of the exercise price of each of his Metaldyne Options to reflect the decrease in the fair market value of Metaldyne common stock as a result of the distribution of all the TriMas shares held by Metaldyne to its shareholders, as provided for in the Merger Agreement, the excess referred to in clause 4(d)(i) will be $0. Accordingly, Executive agrees that, contingent on the Closing (as defined in the Merger Agreement) and effective on the Effective Date, each of his Metaldyne Options will be cancelled and Executive will not, at any time, be entitled to any payment in respect of, or arising out of, such cancellation and he will not otherwise have any right or claim relating in any way to, or arising out of, any of his Metaldyne Options. In addition, on the Effective Date, Executive shall be granted stock options with respect to Company common stock in an amount and subject to the terms set forth in the Merger Agreement and the schedules thereto.

SECTION 5.   Expenses. Subject to prevailing Company policy or such guidelines as may be established by the Board, Company will reimburse Executive for all reasonable expenses incurred by Executive in carrying out his duties.

SECTION 6.   Termination of Employment. Executive’s employment during or after the Term of Employment shall be terminable at will by either party at any time for any reason; provided that any termination of employment, whether by Company or Executive, shall apply to Executive’s employment with both Company and Metaldyne.

(a)   Termination Without Cause or for Good Reason. If Executive’s employment is terminated during the Term of Employment (i) by Company for any reason other than Cause (as defined in Section 6(c) hereof), Disability (as defined in Section 6(d) hereof) or death or (ii) by Executive for Good Reason (as defined in Section 6(a)(ii) hereof), then, in each case, Company shall pay Executive the Severance Package. A termination by Executive without Good Reason, or with Good Reason prior to the first anniversary of the Effective Date, shall be deemed to be a termination under Section 6(b) below and not a termination under this Section 6(a).

(i)   For purposes of this Agreement, “Severance Package” shall mean:

(A)   Base Salary continuation for twelve (12) months (the “Severance Period”) at Executive’s annual Base Salary rate in effect on the date of termination, subject to all applicable federal, state and local withholding and reporting requirements. These salary continuation payments shall be paid in accordance with usual Company payroll practices;

(B)   A bonus equal to one hundred percent (100%) of the target bonus opportunity under AVCP, payable in equal installments over the Severance Period, subject to the same withholding and reporting requirements described in Section 6(a)(i)(A). In addition, Executive shall receive the bonus for the most recently completed bonus term if a bonus has been earned and declared for such term but not paid, which bonus shall be paid in accordance with customary practices for payment of bonuses under AVCP; and

(C)   Continuation of benefits under any life, group health, and dental insurance benefits substantially similar to those which Executive was receiving immediately prior to termination of employment until the earlier of:

(1)   the end of the Severance Period and

(2)   the date on which Executive becomes eligible to receive any benefits under any plan or program of any other employer.

The continuing coverage provided under this Section 6(a)(i)(C) is subject to Executive’s eligibility to participate in such plans and all other terms and conditions of such plans, including Company’s and Metaldyne’s ability to modify or terminate such plans or coverages. Company may satisfy this obligation in whole or in part by paying the premium otherwise payable by Executive for continuing coverage under Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as it may be amended or replaced from time to time, or under any similar provision of non-United States law. If Executive is not eligible for continued coverage under one of the benefit plans noted in this paragraph (C) that he was participating in during his employment, Company shall pay Executive the cash equivalent of the insurance cost for the duration of the applicable period at the rate of Company’s or Metaldyne’s cost of coverage for Executive’s benefits as of the date of termination. Any obligation to pay the cash equivalent of such cost under this item may be settled, at Company’s discretion, by a lump-sum payment of any remaining premiums.

(ii)   For purposes of this Agreement, a termination of employment by Executive for “Good Reason” shall be a termination by Executive following the occurrence of any of the following events unless Company has cured as provided below:

(A)   Removal from the position of Business Development Officer of Company or Executive Vice President of Commercial Operations of Metaldyne (other than as a result of a promotion or change in position which is not material);

(B)   Any material and permanent diminution in Executive's duties or responsibilities hereunder as set forth in Section 1(a);

(C)   A material reduction in the aggregate value of Base Salary or bonus opportunity or a material and permanent reduction in the aggregate value of other benefits provided to Executive by Company and Metaldyne; or

(D)   A permanent reassignment of Executive, without his advance written consent, to another primary office, or a relocation of the office that is Executive’s primary office as of the Effective Date, unless Executive’s primary office following such reassignment or relocation is within a thirty-five (35) mile radius of Executive’s primary office before the reassignment or relocation or Executive’s permanent residence on the date of the reassignment or relocation; provided that no such reassignment or relocation shall be deemed to have occurred as a result of Executive’s travel to and from, or provision of services in, Japan in accordance with Section 1(c).

Executive must notify Company of any event constituting Good Reason within one hundred twenty (120) days after Executive becomes aware of such event or such event shall not constitute Good Reason for purposes of this Agreement, provided that Company shall have fifteen (15) days from the date of such notice to cure the Good Reason event. Executive cannot terminate his employment for Good Reason if Cause exists at the time of such termination. A termination by Executive following cure shall not be a termination for Good Reason. A failure of Executive to notify Company after the first occurrence of an event constituting Good Reason shall not preclude any subsequent occurrences of such event (or similar event) from constituting Good Reason.

(b)   Voluntary Termination by Executive; Nonrenewal of Agreement. If Executive terminates his employment with Company without Good Reason during or after the Term of Employment, or if the Term of Employment expires following notice of nonrenewal by either party under Section 2, then Company shall pay Executive his accrued unpaid Base Salary through the date of termination and the AVCP award for the most recently completed year if an award has been earned and declared for such year but not paid. The accrued unpaid Base Salary amounts payable under this Section 6(b) shall be payable in a lump sum within ten (10) days of termination of employment. Any accrued unpaid bonus amounts payable under this Section 6(b) shall be payable in accordance with customary practices for payment of bonuses under AVCP. No prorated bonus for the year of termination shall be paid. Any other benefits under other plans and programs of Company or Metaldyne in which Executive is participating at the time of

Executive’s termination of employment shall be paid, distributed or settled, or shall expire, in each case in accordance with their terms, and Company and Metaldyne shall have no further obligations hereunder with respect to Executive following the date of termination of employment.

(c)   Termination for Cause. If Executive’s employment is terminated for Cause, Company shall pay Executive his accrued but unpaid Base Salary through the date of the termination of employment, and no further payments or benefits shall be owed. The accrued unpaid Base Salary amounts payable under this Section 6(c) shall be payable in a lump sum within ten (10) days of termination of employment. As used herein, the term “Cause” shall be limited to:

(i)   Executive’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any state thereof, a crime under Japanese law with respect to which imprisonment is the minimum prescribed penalty or any similar crime in any other jurisdiction in which Company or Metaldyne conducts business;

(ii)   Executive’s willful misconduct in the performance of his duties hereunder;

(iii)   Executive’s willful and continued failure to follow the reasonable and lawful instructions of the Chairmen, the Metaldyne CEO or the Board; or

(iv)   Executive’s willful and/or continued neglect of duties (other than any such neglect resulting from incapacity of Executive due to physical or mental illness);

provided, however, that Cause shall arise under items (iii) or (iv) only following ten (10) days’ written notice thereof from Company which specifically identifies such failure or neglect and the continuance of such failure or neglect during such notice period. Any failure by Company to notify Executive after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.

(d)   Disability. In the event that Executive is unable to perform his duties during the Term of Employment on account of a disability which continues for one hundred eighty (180) consecutive days or more, or for an aggregate of one hundred eighty (180) days in any period of twelve (12) months, Company may, in its discretion, terminate Executive’s employment hereunder. Company’s obligation to make payments under this Agreement shall, except for earned but unpaid Base Salary and earned and declared but unpaid AVCP awards and the payment described in the next sentence, cease on the first to occur of (i) the date that is six (6) months after such termination or (ii) the date Executive becomes entitled to benefits under a long-term disability program of Company or Metaldyne. For purposes of this Agreement, “Disability” shall be defined by the terms of Metaldyne’s long-term disability policy, or, in the absence of such policy, as a physical or mental disability that prevents Executive from performing substantially all of his duties under this Agreement and which is expected to be permanent. Company may only terminate Executive on account of Disability after giving due consideration to whether reasonable accommodations can be made under which Executive is able to fulfill his duties under this Agreement. The commencement date and expected duration of any physical or mental condition that prevents Executive from performing his duties hereunder shall be determined by a medical doctor selected by Company. Company may, in its discretion, require written confirmation from a physician of Disability during any extended absence.

(e)   Death. In the event of Executive’s death during the Term of Employment, all obligations of Company to make any further payments, other than an obligation to pay any accrued but unpaid Base Salary to the date of death and any earned and declared but unpaid bonuses under AVCP to the date of death and the payment described in the next sentence, shall terminate upon Executive’s death.

(f)   No Duplication of Benefits. Notwithstanding any provision of this Agreement to the contrary, if Executive’s employment is terminated for any reason, in no event shall Executive be eligible for payments under more than one subsection of this Section 6.

(g)   Payments Not Compensation. Any participation by Executive in, and any terminating distributions and vested rights under, retirement or savings plans, regardless of whether such plans are qualified or nonqualified for tax purposes, shall be governed by the terms of those respective plans. For purposes of determining benefits and the amounts to be paid to Executive under such plans, any salary continuation or severance benefits other than salary or bonus accrued before termination shall not be compensation for purposes of accruing additional benefits under such plans.

(h)   Executive’s Duty to Provide Materials. Upon the termination of Executive’s employment for any reason, Executive or his estate shall surrender to Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising material, ledgers, supplies, equipment, checks and all other materials and records of any kind that are the property of Company or any of its subsidiaries or affiliates, that may be in Executive’s possession or under his control, including all copies of any of the foregoing.

SECTION 7.   Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To Company:	Asahi Tec Corporations 547-1 Horinouchi, Kikugawa City, Shizuoka 439-8651, Japan Fax: 81-537-36-4160 Attention: Suguru Kimura

with a copy to:	Anderson Mori & Tomotsune Izumi Garden Tower 1-6-1, Roppongi, Minato-ku, Tokyo 106-6036, Japan Fax: (03) 6888-3067 Attention: Noritaka Niwano, Esq.
To Executive:	Thomas A. Amato

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third (3rd) business day after the actual date of mailing shall constitute the time at which notice was given.

SECTION 8.   Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. In the event of a dispute by Company, Executive or others as to the validity or enforceability of, or liability under, any provision of this Agreement, Company shall reimburse Executive for all reasonable legal fees and expenses incurred by him in connection with such dispute if Executive substantially prevails in the dispute, but in all other cases Executive shall be responsible for such fees and expenses.

SECTION 9.   Assignment and Assumption. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by Company, except that Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of Company.

SECTION 10.   Amendment. This Agreement may only be amended by written agreement of the parties hereto.

SECTION 11.   Non-Competition; Non-Solicitation; Confidentiality. (a) Executive represents that acceptance of employment under this Agreement and performance under this Agreement are not in violation of any restrictions or covenants under the terms of any other agreements to which Executive is a party.

(b)   Executive acknowledges and recognizes the highly competitive nature of the business of Company and accordingly agrees that, in consideration of this Agreement, the rights conferred hereunder, and any payment hereunder, Executive shall not engage, either directly or indirectly, as a principal for Executive’s own account or jointly with others, or as a stockholder in any corporation or joint stock association, or as a partner or member of a general or limited liability entity, or as an employee, officer, director, agent, consultant or in any other advisory capacity, while employed by Company and for the six-month period following the termination of Executive’s employment for any reason (“Non-Compete Term”), in any business (other than Company, Metaldyne or their respective subsidiaries) which designs, develops, manufactures, distributes, sells or markets the type of products or services sold, distributed or provided by Company, Metaldyne or any of their respective subsidiaries during the two (2) year period prior to the date of termination of Executive’s employment (the “Business”).

Nothing herein shall prevent Executive from owning, directly or indirectly, not more than five percent (5%) of the outstanding shares of, or any other equity interest in, any entity engaged in the Business and listed or traded on a national securities exchange or in an over-the-counter securities market.

(c)   During the Non-Compete Term, Executive shall not (i) directly or indirectly employ, solicit or receive or accept the performance of services by, any active employee of Company, Metaldyne or any of their respective subsidiaries who is employed primarily in connection with the Business, except in connection with general, non-targeted recruitment efforts such as advertisements and job listings, or directly or indirectly induce any employee of Company, Metaldyne or any of their respective subsidiaries to leave Company, Metaldyne or any of their respective subsidiaries, or assist in any of the foregoing, or (ii) solicit for any business that is engaged in the Business any person who is a customer or former customer of Company, Metaldyne or any of their respective subsidiaries, unless such person shall have ceased to have been such a customer for a period of at least six (6) months.

(d)   Executive shall not at any time (whether during or after his employment with Company) disclose or use for Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Company, Metaldyne or any of their respective subsidiaries, any trade secrets, information, data or other confidential information of Company, Metaldyne or any of their respective Subsidiaries, including but not limited to information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans or the business and affairs of Company, Metaldyne or any of their respective subsidiaries generally, unless required to do so by applicable law or court order, subpoena or decree or otherwise required by law, with reasonable evidence of such determination promptly provided to Company. The preceding sentence of this paragraph (d) shall not apply to information which is not unique to Company, Metaldyne or any of their respective subsidiaries or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive agrees that upon termination of employment with Company for any reason, Executive will return to Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of Company, Metaldyne or any of their respective subsidiaries, except that Executive may retain personal notes, notebooks and diaries.

Executive further agrees that Executive will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Company, Metaldyne or any of their respective subsidiaries.

(e)   It is expressly understood and agreed that although Executive and Company consider the restrictions contained in this Section 11 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any tribunal of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(f)   As a condition to the receipt of any benefits described in this Agreement, Executive shall be required to execute an agreement pursuant to which Executive releases any claims he may have against Company, Metaldyne or any of their respective subsidiaries and agrees to the continuing enforceability of the restrictive covenants of this Agreement.

(g)   This Section 11 will survive the termination of the Term of Employment and the termination of this Agreement.

SECTION 12.   Remedies. Executive acknowledges and agrees that Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Executive shall forfeit all payments otherwise due under this Agreement and shall return any Severance Package payment made. Moreover, Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

SECTION 13.   Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 13 are in addition to the survivorship provisions of any other section of this Agreement.

SECTION 14.   Governing Law; Revenue and Jurisdiction. If any judicial or administrative proceeding or claim relating to or pertaining to this Agreement is initiated by either party hereto, such proceeding or claim shall and must be filed in a state or federal court located in Wayne County, Michigan and such proceeding or claim shall be governed by and construed under Michigan law, without regard to conflict of law and principals.

SECTION 15.   Dispute Resolution. Except with respect to enforcement actions brought under Section 12, any dispute related to or arising under this Agreement shall be resolved in accordance with the Metaldyne Dispute Resolution Policy in effect at the time such dispute arises. The Metaldyne Dispute Resolution Policy in effect at the time of this Agreement is attached to this Agreement.

SECTION 16.   Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding, both written and oral, between Company, Metaldyne, any affiliate of Company or Metaldyne, any predecessor of Company or Metaldyne or any affiliate of any such predecessor and Executive, including the Original Employment Agreement; provided that this Agreement shall have no force or effect, and the Original Employment Agreement shall remain in effect, unless and until the Effective Time occurs.

SECTION 17.   Withholding. Company shall be entitled to withhold from payment any amount of withholding required by law.

SECTION 18.   Section Headings and Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding section or sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as circumstances require.

SECTION 19.   Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

Intending to be legally bound hereby, the parties have executed this Agreement on the dates set forth next to their names below.

August 31, 2006	ASAHI TEC CORPORATION,

by /s/ Akira Nakamura Name: Akira Nakamura Title: President and Chief Executive Officer

August 31, 2006	THOMAS AMATO,

by /s/ Thomas Amato